SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[ ]

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[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ X ]	Soliciting Material Pursuant to Rule 14a-12

BANCORP RHODE ISLAND, INC.
______________________________________________________________________________
(Name of Registrant as Specified in its Charter)

______________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following FAQ was distributed to employees of Bancorp Rhode Island, Inc. on April 20, 2011.

Employee FAQ – BankRI / Brookline Bancorp Merger

NOTE: This document is intended to answer some of the questions you may have regarding Bancorp Rhode Island’s combination with Brookline Bancorp.  If you have a question that is not listed on this document, please reach out to the executive management team.

1.	What was announced today?

•	After careful consideration by our Board of Directors, our holding company, Bancorp Rhode Island, today announced that it has entered into a merger agreement with Brookline Bancorp.
•	Under the terms of the agreement, Brookline Bancorp will acquire Bancorp Rhode Island for approximately $234 million in cash and stock.
•	Bancorp Rhode Island shareholders may choose to receive $48.25 per share in cash or 4.686 shares of Brookline Bancorp common stock for each share of Bancorp Rhode Island stock they own.

2.	Who is Brookline Bancorp?

•	Brookline Bancorp Inc. is the holding company of Brookline Bank and The First National Bank of Ipswich.
•	It is led by Paul Perrault, a Rhode Island native, who spent many years working in the Rhode Island banking sector.
•
Paul is a respected leader in our industry with a successful track record of growing blue chip commercial banks as well as leading a holding company that encourages its subsidiaries to flourish independently.

•	We all look forward to working with the entire Brookline Bancorp team to continue growing BankRI.

3.	Why is Bancorp Rhode Island merging with Brookline Bancorp? Why now?

•	This transaction provides a substantial premium to Bancorp Rhode Island shareholders as well as an interest in the long-term upside potential of the parent company.
•	The greater scale and capital resources of a larger holding company can enable us to increase efficiencies, invest more in the front line and fund increased business lending commitments.
•	This transaction is a true win-win for BankRI: we can provide our shareholders with immediate value and retain our local identity.

4.	How will the merger affect BankRI employees?

•
We do not anticipate any changes to our front office sales force, including our employees on the commercial lending team, in the CRE lending group, our business development officers, or the retail banking group. Additionally, there are no planned changes at Macrolease.

•	Due to the structure of the agreement, the only noticeable immediate changes will be at the holding company level.
•	We expect that being part of a larger entity will provide a number of employees with more opportunities for growth and development.
•
While there will be some consolidation in our back office, any changes to our operations as well as any systems conversions are not anticipated in the near term. These will be carefully reviewed, planned and communicated well in advance.

•	BankRI will keep its name, its Board and its bank charter and no branches will be closed.
•	It will be business as usual for us. The transition for our customers will be seamless. In fact, they should not experience any changes on the date the merger occurs.

5.	Will there be any layoffs as a result of this transaction?

•
While there will be some consolidation in our back office, any changes to our operations as well as any systems conversions are not anticipated in the near term. These will be carefully reviewed, planned and communicated well in advance.

•
We do not anticipate any staff reductions among customer-facing employees.  Additionally, we expect that a number of employees will have more opportunities for growth and development by being part of a larger, better positioned company.

6.	When will the merger be completed? What approvals are required?

•	The transaction is expected to close in the fourth quarter of 2011, after we receive approval from our shareholders and regulatory agencies.

7.	Who will lead BankRI? Will our Headquarters remain in Providence?

•	Upon completion of the transaction, Merrill Sherman will be joining the Board of Directors of Brookline Bancorp along with one other BankRI Director.
•	Mark Meiklejohn, currently Executive Vice President and Chief Lending Officer, will become BankRI’s President and Chief Executive Officer.
•	Yes, our headquarters will remain in Providence and we will retain our Rhode Island bank charter.

8.	What will happen to employee benefits programs after the merger?

•	Brookline Bancorp has an excellent employee benefits program.
•	Prior to the expected closing in fourth quarter of 2011, we will be providing you with comprehensive information regarding employee benefits.

9.	How will this transaction affect our customers?

•	The transition for our customers will be seamless.
•	As a larger organization, we will leverage our combined resources to invest more in our franchise, allowing us to better serve the interests of our customers and the communities in which we operate.
•	We must all remain focused on our daily responsibilities and providing the service and care that our customers have come to expect from BankRI.

10.	How should I communicate to customers during this time?

•	Please continue to work with your customers just like you normally would today.
•	During this period it will be business as usual.
•	Please continue to respond to customers quickly if they have questions or concerns about their everyday banking needs or this transaction.
•	Your manager/supervisor will assist you with answers to any questions you are unable to address.

11.	Who can I speak to if I have additional questions?

•	While we may not be able to answer all of your questions at this time, if you have further questions, please contact your manager or any member of the executive management team.
•	Please know that we will make every effort to keep you updated on developments and the approval process.

12.	What should I say if I’m contacted by media, financial community, or other third parties about the transaction?

•	During this time, it is important that we speak with one voice.
•	All inquiries should be directed to Linda Simmons, CFO and Treasurer, at (401) 574-1652 or Debbie Mandeville, VP and Investor Relations Officer, at (401) 574-1547.

Additional Information and Where to Find It

In connection with the merger, Brookline Bancorp intends to file with the Securities and Exchange Commission a registration statement on Form S-4, which will include a proxy statement of Bancorp Rhode Island, and other relevant materials in connection with the proposed transaction.  Investors and security holders of Bancorp Rhode Island are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Brookline Bancorp, Bancorp Rhode Island and the proposed transaction.  The proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed by Brookline Bancorp or Bancorp Rhode Island with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed by Brookline Bancorp with the SEC by directing a written request to Paul R. Bechet, Chief Financial Officer, Brookline Bancorp, 160 Washington Street, Brookline, MA 02445.  Investors may obtain free copies of the documents filed by Bancorp Rhode Island with the SEC by directing a written request to Linda H. Simmons, Chief Financial Officer, One Turks Head Place, Providence, Rhode Island 02903.

Participant Information

Brookline Bancorp, Bancorp Rhode Island and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Bancorp Rhode Island in connection with the merger.  Information about the executive officers and directors of Brookline Bancorp is set forth in the proxy statement for Brookline Bancorp’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2011.  Information about the executive officers and directors of Bancorp Rhode Island is set forth in the proxy statement for Bancorp Rhode Island’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2011, and Bancorp Rhode Island’s Annual Report on Form 10-K for the year ended December 31, 2010.  Investors may obtain additional information regarding the direct and indirect interests of Brookline Bancorp, Bancorp Rhode Island and their respective executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger when it becomes available.

This document contains statements about future events that constitute forward-looking statements, including statements regarding the parties’ ability to complete the merger, the expected timing of completion and the expected benefits of the transaction. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, (1) failure of the parties to satisfy the conditions to closing for the merger, (2) failure of the Bancorp Rhode Island shareholders to approve the proposed merger, (3) failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals, (4) disruption to the parties’ businesses as a result of the announcement and pendency of the transaction, (5) difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe, (6) difficulties related to the integration of the businesses following the merger, (7) general economic conditions, (8) changes in the level of non-performing assets and charge-offs, (9) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, (10) changes in the financial performance and/or condition of borrowers, (11) changes in customer borrowing and savings habits, (12) changes in interest rates, and (13) competition.  For additional factors that may affect future results, please see the filings made by Brookline Bancorp and Bancorp Rhode Island with the SEC, including Brookline Bancorp’s and Bancorp Rhode Island’s respective Annual Reports on Form 10-K for the year ended December 31, 2010.  Neither Brookline Bancorp nor Bancorp Rhode Island undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.